Exhibit 10.77

MARKIT GROUP LIMITED

CONTRACT OF EMPLOYMENT

PURSUANT TO THE EMPLOYMENT RIGHTS ACT 1996

This statement dated as of 1 July 2014 (the “Effective Date”) sets out the terms and conditions of the continued employment of Jeff Gooch by Markit Group Limited (the “Company”). This statement replaces and supersedes your existing contract of employment with the Company dated 4 June 2007 (the “Prior Agreement”).

1.	Term of Contract, Job Title and Duties

1.1	Your employment will continue under this statement commencing on the Effective Date until terminated pursuant to the terms of this statement (such period, the “Term”). You will continue to be employed as a Managing Director (member of the Executive Committee) and will perform all acts, duties and obligations and comply with such orders as may be designated by the Company from time to time. The Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties which are not reasonably within your capabilities. You will also serve (or continue to serve) as an officer and/or director of any Group Company as specified by the Company, in each case without additional compensation. You will serve the Company faithfully and diligently in the performance of your duties. You will use your best efforts to further the interests of the Company and to comply with all lawful instructions and directions of the Company as may be in effect from time to time.

1.2	For the purposes of this statement, “Group Company” means the Company, its group undertakings (as defined in section 1161 of the Companies Act 2006) or any associated company (as defined in sections 416 et seq. of the Income and Corporation Taxes Act 1988) of the Company or any group undertaking including any of their predecessors, successors or assigns or any company which is designated at any time a Group Company by the directors of the board of the Company or any holding company.

2.	Compensation

2.1	Your initial basic salary will be £250,000 per annum subject to statutory deductions, payable monthly on the 25th of each month. If the 25th does not fall on a working day, you will be paid on the working day immediately prior to it. Your basic salary will be subject to annual review by the Company and subject to change in the Company’s absolute discretion. For the purposes of this statement, “Basic Salary” means your annual basic salary as determined herein from time to time.

2.2

You will be eligible to participate in a discretionary Annual Incentive Plan maintained by the Company or another Group Company. The Company may suspend, alter or discontinue such payments or any incentive scheme and its eligibility requirements at any time at its absolute discretion. If you receive any incentive award payment, the Company is not obliged to make any further incentive award payments and any incentive award payment will not become part of your contractual remuneration or fixed salary. Payment of this award will be contingent on you still being employed with the Company and not under notice, initiated by yourself or the Company (other than for reason of redundancy) at the time of payment. Incentive award entitlement does not accrue in the course of a year, and you are not entitled to payment of an incentive award, or any pro-rata portion of it, if you leave prior to the date that the award is paid. Although any incentive award payments and any amounts thereof are at the absolute discretion of the Company and no payments of annual incentives are guaranteed, your target cash incentive award for any given fiscal year, as determined in the Company’s absolute discretion and subject to change at any time, is the “Target Cash Incentive” for the purposes of this statement.

2.3	The Company will withhold from all compensation payable to you all applicable deductions, including, without limitation, in respect of tax and National Insurance Contributions. The Company may deduct from your Basic Salary, bonus amounts or any other sums owed to you, any money owed to the Company by you.

3.	Place of Work

3.1	Your place of work will be Markit Group Limited, Level 4, Ropemaker Place, 25 Ropemaker Street, London, EC2Y 9LY or whatever other office or branch of the Company or its affiliates that you may from time to time be called upon or directed to work. You agree to travel on any Group Company’s business (both within the United Kingdom or abroad) as may be required for the proper performance of your duties.

4.	Working Hours

4.1	Normal working hours are 9.00 a.m. to 5.00 p.m. Monday to Friday, with one hour for lunch. You will be required to work such other hours or shifts as are necessary in order to fully perform your duties hereunder or meet business needs.

4.2	You agree that your working time, including overtime (whether or not paid), in any reference period may exceed 48 hours in any seven day period and that the limit specified in Regulation 4(1) of the Working Time Regulations 1998 (the “Regulations”) will not apply to your employment by us. You may withdraw your consent to work more than 48 hours per week by giving three months’ notice in writing to Human Resources. You agree that the provisions of Regulations 15(1) to (4) of the Regulations (dates on which leave is taken) do not apply to your employment.

In this clause “working time” means any time during which you are carrying out work on behalf of the Company, whether or not this takes place on the Company’s premises. This could, for example, include travelling to and attending meetings off Company premises, on behalf of the Company and relevant training (as defined in the Regulations).

5.	Holiday

5.1	In addition to the usual eight English public holidays, your holiday entitlement is 25 days per annum, January to December, calculated pro rata for shorter periods of service based on completed months worked. The holiday dates chosen must be taken during the calendar year to which the entitlement relates and cannot be carried forward. No payment is made in respect of holidays not taken. Of your entitlement at least five working days must be taken consecutively during the calendar year. Holidays may only be taken with the prior approval of Company Management.

5.2	On termination of your employment, where you have taken more or less than your holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made to your final salary. The accrued holiday entitlement at the date of termination will be calculated on the basis of 2.08 days’ holiday for each completed calendar month of service in the then current holiday year. The amount of the payment in lieu (or deduction) will be calculated on the basis of 1/260th of your annual salary for each day’s holiday not taken (or taken in excess of the accrued entitlement).

6.	Benefits

6.1	Your eligibility for benefits provided by the Company are subject to the rules of the provider and the Company (as detailed in the Employee Handbook), as amended from time to time and you completing and returning the appropriate joining forms and continuing to be eligible to participate in the benefit pursuant to the rules.

6.2	Markit operates a Pensions Salary Sacrifice (PSS) option where you authorise Markit to reduce your salary by the value of your pension contribution, and pay this as an additional employer contribution to the Markit Group Personal Pension Plan. You agree that the level of the PSS will remain fixed until the anniversary of the Markit Group Personal Pension Plan (1 July) and cannot be changed, save for the occurrence of a Lifestyle Event.

6.3	In the event you are granted any share option or restricted share award under the Plan (as defined below), unless otherwise determined by the plan administrator at the time of grant and subject to the terms and conditions of the applicable award agreement, the vesting provisions set forth on Schedule A of this statement shall apply.

7.	Incapacity for Work

7.1	If you are absent from work for any reason you must notify your manager as soon as possible on the first day of absence. A doctor’s certificate must be obtained for any period of incapacity due to sickness or injury of more than seven days (including weekends) and a further certificate in respect of any further period of incapacity of seven days. In all cases self-certification must be completed in the absence management system on your return to work. Your qualifying days for statutory sick pay purposes are Monday to Friday. Any salary paid in excess of statutory sick pay entitlement is at the Company’s absolute discretion and may be terminated by the Company at any time.

7.2	You agree to consent to an examination by a doctor nominated by the Company should the Company so require, and to the doctor’s report being given to the Company.

7.3	Full particulars of the sickness procedure are set out in the Employee Handbook.

8.	Leaving Procedures

8.1	The Company may terminate your employment at any time by giving 4 weeks’ notice in writing. After 4 years’ service the period of notice shall increase by one week for each additional year of service up to a total of 12 weeks. You may terminate your employment at any time with or without Good Reason by giving 6 months’ notice in writing.

8.2	You agree that the Company may, at its absolute discretion, require you to comply with any or all of the following provisions during any period of notice (whether given by you or by the Company), provided always that the Company will continue to pay your salary and contractual benefits; any unused holiday accrued at the commencement or accrued during this period will be deemed to be taken by you during the period:

8.2.1	not to enter or attend the premises of the Company or any Group Company;

8.2.2	not to contact or have any communication with clients, employees, customers, agents or representatives of the Company or any Group Company;

8.2.3	not to undertake all or any of your duties hereunder;

8.2.4	to immediately resign from any directorship which you hold in the Company, any Group Company (or any other company where such directorship is held as a consequence or requirement of your employment), unless you are required to perform duties to which any such directorship relates in which case you may retain such directorships while those duties are ongoing. You hereby irrevocably appoint the Company to be your attorney to execute any instrument and do anything in your name and on your behalf to effect your resignation if you fail to do so in accordance with this clause.

8.3	All duties of your employment (express and implied) will continue during any period of notice, including but without limitation, your duties of fidelity, good faith and exclusive service. During this period you may not be employed or engaged in the conduct of any activity for any other company or any third party, whether or not of a business nature.

8.4	The Company may at its sole and absolute discretion pay basic salary alone in lieu of any unexpired period of notice (less such deductions as the Company is required by law to make) by notifying you that the Company is exercising its right under this clause and that it will make within [28] days a payment in lieu of notice (“Payment in Lieu”) to you. This Payment in Lieu will be equal to the Basic Salary (as at the date of termination) which you would have been entitled to receive under this statement during the notice period referred to at clause 8.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance Contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

8.4.1	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

8.4.2	any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and

8.4.3	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 8.4. Nothing in this clause shall prevent the Company from terminating your employment in breach.

8.5	The Company reserves the right to terminate employment without notice in cases where you have been guilty of a serious breach or repeated breaches of any of your express or implied duties as an employee, where you have brought yourself or the Company into disrepute or where you have been guilty of gross misconduct, gross negligence, a repudiatory breach of your contract of employment or other Cause. For these purposes, any breach of the Company’s compliance procedures or the regulatory rules applicable to the Company, will result in disciplinary action up to and including dismissal without notice.

8.6	The Company may at any time in its absolute discretion suspend you on full pay and contractual benefits from the performance of some or all of your duties under this agreement for such period or periods as the Company in its absolute discretion may decide for the purposes of investigating any allegation of misconduct or negligence against you.

8.7	On request and in any event on termination of your employment for any reason you are required to return to the Company all Company property including security pass, keys, computer hard and software including disks and all documents in whatever form (including notes of minutes of meetings, customer/client lists, diaries and address books, computer print-outs, plans, projections) together with all copies which are in your possession or under your control. The ownership of all such property and documents will at all times remain vested in the Company.

8.8	For the purposes of this statement, you will have “Good Reason” to terminate your employment within 30 days after the occurrence (without your consent) of any of the following: (1) a material diminution of your rate of Basic Salary or other material failure to provide the compensation due pursuant to this statement; (2) a material diminution of your authority, duties, responsibilities, or title; or (3) a material breach by the Company of this statement, provided, however, that any such condition or conditions, as applicable, will not constitute grounds for Good Reason unless both (x) you provide written notice to the Company of the condition claimed to constitute grounds for Good Reason within 60 days of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within 30 days of receiving such written notice thereof; and provided, further, that in all events the termination of your employment with the Company will not constitute a Good Reason unless such termination occurs not more than [210 days] following the initial existence of the condition claimed to constitute grounds for a Good Reason termination hereunder.

8.9	For the purposes of this statement, “Cause” will have the meaning ascribed to it in the Markit Ltd. 2014 Equity Incentive Plan (the “Plan”).

9.	Consequences of Termination

9.1	If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, subject to your compliance with the obligations in clauses 8.7, 9.3, 10 and 12, you will receive:

9.1.1	a payment of an amount equal to the quotient obtained by dividing (i) the sum of your Basic Salary and Target Cash Incentive for the year of termination (less any salary and bonus payments paid to you for employment during any period following the delivery or receipt of a written notice of termination), by (ii) 12, for each month in the Severance Period (the “Basic Severance”), in monthly equal instalments (where the number of monthly instalments shall be equal to the number of months in the Severance Period) in accordance with the regular payroll practices of the Company, where the first instalment shall be payable on the First Instalment Date; and

9.1.2	notwithstanding clause 9.1.1, if the Company terminates your employment without Cause or if you terminate your employment for Good Reason and within 12 months after a Change in Control (as defined in the Plan), you will receive additional severance payments equal to the sum of your Basic Salary and Target Cash Incentive for the year of termination (less any salary and bonus payments paid to you for employment during any period following the delivery or receipt of a written notice of termination), which shall be payable in 12 equal monthly instalments in accordance with the regular payroll practices of the Company, where the first instalment shall be paid on the First Instalment Date (the “Change in Control Severance”). For the avoidance of doubt, the Change in Control Severance will be subject to the same conditions as the Basic Severance (including compliance with the obligations in clauses 8.7, 9.3, 10 and 12) and will be paid concurrently with and, if applicable, in addition to the Basic Severance payments described in this section.

The Company will withhold from all payments payable to you under this clause all applicable deductions, including, without limitation, in respect of tax and National Insurance Contributions. The Company may deduct from your Basic Salary, bonus amounts or any other sums owed to you, any money owed to the Company by you.

For the purposes of this statement the “First Instalment Date” shall mean the first working day no less that 28 days after the date upon which you deliver to the Company a general release in accordance with clause 9.3 below.

9.2	For the purposes of this statement, the “Severance Period” will equal one 1 month for each completed calendar year of your service for the Company as at the date of the termination of your employment, up to a maximum of 12 months.

9.3	Any and all amounts payable under this clause 9 will only be payable subject to and conditional upon you delivering to the Company and not revoking a general release of claims in favour of the Company and the other Group Companies in a form to be provided by the Company and within the time frame prescribed by the Company after delivery or receipt of a written notice of termination. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this statement, nor will the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer.

10.	Restrictions after termination of employment

10.1	In this clause, the following terms have the following meanings:

“Customer” means any person, firm, company or entity which was a customer of, or in the habit of dealing with, the Company or any Group Company at any time during the 12 months prior to the Termination Date and with which you were materially concerned or had personal contact or in respect of whom you had access to confidential information belonging to the Company or any Group Company at any time during the said period of 12 months;

“Key Employee” means any person who immediately prior to the Termination Date was an employee, director, officer, agent, consultant or associate of the Company or any Group Company who was likely to be (i) in possession of confidential information belonging to the Company or any Group Company, or (ii) able to influence the customer relationships or trade connections of the Company and with whom you worked closely at any time during the period of 12 months prior to the Termination Date;

“Services” means those products and services which are competitive with those supplied by the Company or any Group Company in the 12 months prior to the Termination Date and with the supply of which you were materially concerned or had access to confidential information belonging to the Company or any Group Company at any time during the said period of 12 months (without limiting the generality of the foregoing, and solely for purposes of providing examples, the parties agree that those products and services provided by the companies and businesses set forth in Schedule B (attached hereto) are competitive with those supplied by the Company or any Group Company);

“Prohibited Area” means the area constituting the market of the Company and any Group Company for Services in the period of 12 months prior to the Termination Date and with which area you were materially concerned at any time during the said period of 12 months;

“Prospective Customer” means any person, firm, company or entity who was negotiating with the Company or any Group Company for the supply of Services and with which you were materially concerned or had personal contact or had access to confidential information belonging to the Company or any Group Company, during the 12 months prior to the Termination Date; and

“Termination Date” means the date of termination of your employment by either party howsoever arising or the date that you go on garden leave, whichever is the earliest.

10.2	You are likely to obtain trade secrets, confidential information and personal knowledge of and influence over customers and employees of the Company and other Group Companies during the course of your employment. To protect these interests of the Company and other Group Companies, you agree that you will not for the following periods after the Termination Date for whatever reason directly or indirectly, either alone or jointly with or on behalf of any third party and whether on your own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

10.2.1	for 12 months following the Termination Date (“Restricted Period”) in the Prohibited Area and in competition with the Company or any Group Company [engage, assist or be interested in any undertaking][6] which provides, or is about to provide, Services;

10.2.2	for the Restricted Period and in competition with the Company or any Group Company solicit, canvass or endeavour to entice away from the Company, or any Group Company any Customer;

10.2.3	for the Restricted Period and in competition with the Company or any Group Company deal with or otherwise accept the custom of any Customer;

10.2.4	for the Restricted Period and in competition with the Company or any Group Company solicit, canvass or endeavour to entice away from the Company or any Group Company any Prospective Customer;

10.2.5	for the Restricted Period and in competition with the Company or any Group Company deal with or otherwise accept the custom of any Prospective Customer;

10.2.6	for the Restricted Period solicit the employment or engagement of any Key Employee in a business which is in competition with the Company or any Group Company; and

10.2.7	in perpetuity following the Termination Date make negative comments or otherwise disparage the Company or any Group Company or any of their respective officers, directors, employees, shareholders, agents, services or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. For the purposes of this clause 10.2.7, disparagement does not include (i) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (ii) statements made in response to an inquiry from a court or regulatory body, or (iii) any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996, provided that in the case of any of (i) or (ii), subject to applicable law, you give the Company advance written notice of the comment or other communication and afford the Company an opportunity to seek a protective order.

10.2.8	Notwithstanding anything herein to the contrary, if you become entitled to, and are receiving, Basic Severance payments pursuant to Section 9.1.1 hereof, and the Severance Period lapses prior to the end of the Restricted Period (such period beginning on the date of such lapse and ending on the last day of the Restricted Period, the “Gap Period”), provided that you are not entitled to any Change in Control Severance payments, the restrictions imposed upon you under clause 10.2.1 shall not apply to you during the Gap Period unless the Company elects, in its sole discretion, to continue to pay to you such Basic Severance payment amounts during the Gap Period.

10.3	Each of the paragraphs contained in clause 10.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

10.4	Following the Termination Date, you will not represent yourself as being in any way connected with the businesses of the Company or any subsidiary of the Company (except to the extent agreed by such with the Company).

10.5	Any benefit given or deemed to be given by you to any parent or subsidiary of the Company under the terms of this clause 10 is received and held on trust by the Company for the relevant parent or subsidiary of the Company. You will enter into appropriate restrictive covenants directly with Group Companies if asked to do so by the Company.

10.6	The Company reserves the right to amend the terms of the restrictive covenants contained in this clause 10 in the event that you are promoted to a higher corporate title. Any promotion will be subject to and conditional upon you accepting these changes.

10.7	You acknowledge that any breach of the provisions contained in clauses 10.2, 12.1 and 12.2 (collectively, the “Restrictive Covenants”) may result in serious and irreparable injury. Therefore, you acknowledge and agree that in the event of a breach by you, the Company will be entitled, in addition to any other remedy at law or in equity to which the Company may be entitled, to equitable relief against you, including an injunction to restrain you from such breach and to compel compliance with your obligations hereunder.

10.8	You acknowledge that, in the course of your employment with the Company and/or any Group Company and their respective predecessors, you have become familiar, or will become familiar with the Company’s and the Group Companies’ and their respective predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, the Group Companies, and their respective predecessors and that your services have been and will be of special, unique and extraordinary value to the Company and the Group Companies. You agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s and the Group Companies’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

10.9	You understand that the Restrictive Covenants may limit your ability to earn a similar amount of compensation in a business similar to the business of the Company or the Group Companies, but you nevertheless believe that you received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given your education, skills, and ability), you do not believe would prevent you from earning a living.

11.	Outside Interests

11.1	So long as you are employed by the Company, you must not, without the written consent of the Company, be in any way directly or indirectly employed, engaged or concerned in any other business or undertaking where this is likely to be in conflict with the interests of the Company or where this may adversely affect the efficient discharge of your duties.

12.	Confidentiality

12.1	In the ordinary course of your employment you will be exposed to information about the business of the Company, its Group Companies, its (or their) clients and customers, which is confidential or is commercially sensitive and which may not be readily available to competitors or the general public and which if disclosed would be liable to cause harm to the Company. You must not whether during or after your employment, except as authorised by the Company, reveal to any person, firm, or organisation or otherwise make use of any trade secret, information of a private, secret or confidential nature, confidential operations, processes, dealings or any information (other than within the public domain other than by reason of your wrongful disclosure) concerning the business finances or affairs of the Company, any Group Company or any of their respective customers, clients or suppliers (including but not limited to terms of contracts or arrangements, existing or potential projects, accounts information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) including without prejudice to the generality of the foregoing lists of the customers or clients, which may come to your knowledge during your employment, whether or not the same is committed to in writing. Nothing in this clause will prevent you from disclosing information to comply with a Court Order or performing any statutory obligation on you to do so, provided that subject to applicable law, you give the Company advance written notice of the disclosure and afford the Company an opportunity to seek a protective order. This clause is not intended to prevent you from making a “protected disclosure” for the purposes of the Employment Rights Act 1996.

12.2	It is considered a condition of your employment to ensure that the Company’s policy of maintaining the strictest confidentiality of your own personal compensation, both in the programmes in which you participate and the remuneration you personally receive, is adhered to by you at all times. The Company will not tolerate any breach of privacy and confidentiality in this regards.

12.3	Your confidentiality restrictions will continue in perpetuity both during and after the Term.

13.	Recoupment

13.1	Notwithstanding anything to the contrary in this Agreement or any equity or other compensation award agreement between the Company and you, you hereby acknowledge and agree that all compensation paid to you by the Company, whether in the form of cash, equity or any other form of property, will be subject to any compensation recapture policies required to be established by the Company in order to comply with law, rules or other regulatory requirements applicable to the Company or its employees including without limitation any such policy that is intended to comply with (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules and regulations promulgated thereunder and (ii) the Remuneration Code published by the UK Financial Conduct Authority or other applicable regulatory authority.

14.	Intellectual Property

14.1	You agree that you will promptly disclose to the Company any idea, invention, patent application, patent utility model application or utility model, design, copyright or other intellectual property (“Intellectual Property”) which is relevant to (or capable of use in) the business of the Company or any Group Company now or in the future made by you in the course of your employment (whether or not in the course of your duties). You acknowledge that, subject to your rights in or under inventions or patents (including patent applications), as provided by sections 39 to 41 of the Patents Act 1977 which are unaffected hereby, all Intellectual Property will, on creation, vest in and be the exclusive property of the Company and if they do not do so you will assign them to the Company (upon its request and at its cost). You irrevocably have any “Moral Rights” which you may have in any such ideas, inventions or works under Chapter IV of Part I of the Copyright, Designs and Patents Act 1988.

14.2	You agree that you irrevocably appoint the Company to act on your behalf to execute any document or do anything in your name for the purpose of giving the Company (or its nominee) the full benefit of this clause or the Company’s entitlement under statute.

15.	Grievance and Disciplinary Procedures

15.1	A copy of the disciplinary and grievance procedures, which do not form a term of your contract of employment, are available in the Employee Handbook.

16.	General Regulations

16.1	It is important that you should familiarise yourself with all Company regulations and codes of conduct for employees as amended from time to time, all of which govern your employment with the Company, since failure to comply in certain instances could lead to dismissal. For reference purposes please refer to the Employee Handbook.

17.	Personal Data

17.1	You agree that the Company may during the term of your employment hold, process and disclose any personal data (including that which may be deemed sensitive personal data), which it may lawfully obtain about you in accordance with the Data Protection Act 1998 (as amended from time to time), for the purpose of complying with its legal obligations in its capacity as an employer or otherwise and for the purpose of employee management including (but without limitation) the assessment of suitability during recruitment, project management reporting and forecasting, and the administration of employee benefits, and for the purposes of providing references and information to future employers, and if necessary, to governmental, quasi-governmental and regulatory bodies and for the general business purposes of the Company.

17.2	You understand and agree that following the termination of your employment, the Company may also hold, process and disclose such personal data for the purposes of providing references and information to future employers, and if necessary, to governmental, quasi-governmental, regulatory bodies and the general business purposes of the Company.

17.3	You understand and agree that this may include the making available by the Company of your personal data to any Group Company or the agents or sub-contractors of such Group Companies, which may include offices or companies which are established in countries which may or may not have data protection laws as comprehensive as those in the European Economic Area.

17.4	You acknowledge that during the course of your employment you will/may have access to and process, or authorise the processing of personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Company. You agree to comply with the terms of the Data Protection Act 1998, in relation to such data and to abide by the Company Data Protection Policy. You are required to treat such information in the strictest confidence, and to take all steps as may be specified by the Company to prevent the unauthorised disclosure of such data or any processing of it which would be contrary to the provisions of the Data Protection Act 1998 (as amended or superseded from time to time). Failure by you to take such steps as have been specified in this regard by the Company, or any unauthorised disclosure or processing of personal data will be regarded as a disciplinary offence.

18.	Assistance in Litigation

18.1	During the Term and thereafter, you shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after the Term.

19.	Company Authorization for Publication

19.1	Prior to your submission or disclosure of any material prepared by you that incorporates information that concerns the Company’s business or anticipated research for possible publication or dissemination outside the Company, you agree to deliver a copy of such material to an officer of the Company for his or her review. Within 20 days following such submission, the Company agrees to notify you in writing whether the Company believes such material contains any confidential information or trade secrets, and you agree to make such deletions and revisions as are requested by the Company to protect its confidential information or trade secrets. You further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

20.	Miscellaneous

20.1	The terms of this statement contain the entire understanding between the Company and you with respect of the subject matter of this agreement and supersedes all prior and contemporaneous agreements, understandings, and discussions, whether oral or written (including without limitation, the Prior Agreement).

20.2	This statement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with English law. The parties irrevocably agree that the courts of England and Wales will have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this statement or its subject matter or formation (including non-contractual disputes or claims). The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than you, the Company and any Group Company shall have any rights under it.

20.3	If any provision of this statement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this statement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, will not be affected thereby, and each provision hereof will be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any provision of this statement, including, without limitation, any provision of clauses 10, 12, or 13 hereof, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this statement will be enforced as so modified.

20.4	The provisions of this statement which by their terms call for performance subsequent to termination of your employment, or of this statement, shall so survive such termination.

20.5	The existence of any claim, demand, action or cause of action of you against the Company, whether or not based upon this statement, will not constitute a defence to the enforcement by the Company (or any other applicable Group Company) of any covenant or agreement of Employee contained in clauses 10 and 12 herein.

20.6	Except as required by law, no right to receive payments under this statement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

20.7	All payments provided under this statement will be paid in cash from the general funds of the Company, and no special or separate fund will be established and no other segregation of assets will be made to assure payment.

20.8	Company may withhold from any benefits payable under this Agreement all applicable deductions, including, without limitation, in respect of tax and National Insurance Contributions..

In witness whereof this agreement has been signed as a deed and delivered on the date written below.

/s/ Jeff Gooch	Jeff Gooch	Aug 15/14
Signed as a deed by Jeff Gooch	Print	Date

In the presence of

/s/ Denise Dominguez	Denise Dominguez Director, HR New York, NY	Aug 15/14
Witness signature	Name Address and Occupation	Date

Signed on behalf of Markit Group Limited by

/s/ Rajeev Syal	Rajeev Syal	Aug 15/14
Signature	Print	Date

Schedule A

Vesting Schedule

The share option or restricted share award shall vest in [three equal annual instalments on the first, second, and third, anniversaries of the date of grant] [five equal instalments on the first, second, third, fourth and fifth anniversaries of the date of grant]; provided, however, that, if your employment is terminated by the Company without Cause or by you for Good Reason, then any unvested portion of such award that would have vested within the 12-month period immediately following such termination as if you had not experienced a termination of employment, shall vest in full immediately upon the date of such termination; and provided, further, however, that if such termination occurs within the twelve (12) month period commencing on and following a Change in Control, then 100% of such award shall vest in full immediately upon the date of such termination.

Schedule B

Competitive Businesses

•	The McGraw-Hill Companies Inc.

•	IHS, Inc.

•	MSCI, Inc.

•	Nasdaq OMX Group Inc.

•	Morningstar, Inc.

•	Verisk Analytics, Inc.

•	MarketAxess Holdings Inc.

•	CME Group Inc.

•	Intercontinental Exchange, Inc.

•	FactSet Research Systems Inc.

•	Thomson Reuters Corporation

•	Bloomberg L.P.

•	ICAP plc

•	Interactive Data Corporation